Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nano Dimension Ltd.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases.

/s/Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel

May 10, 2021